As Filed With the Securities and Exchange Commission on August 5, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WiMi Hologram Cloud Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

No. 6, Xiaozhuang, #101A Chaoyang District, Beijing The People’s Republic of China, 100020 Tel: +86-10-5338-4913

(Address, including zip code, of Registrant’s Principal Executive Offices)

2020 Equity Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Tel: +1-302-738-6680

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Smaller reporting company ☐
Accelerated filer ☐	Emerging growth company ☒
Non-accelerated filer ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .. ☐

Copies to:

Fanhua Meng Chief Executive Officer WiMi Hologram Cloud Inc. No. 6, Xiaozhuang, #101A Chaoyang District, Beijing The People’s Republic of China, 100020 Tel: +86-10-5338-4913	Yang Ge, Esq. DLA Piper UK LLP 20/F, South Tower, Kerry Center No. 1 Guanghua Road Chaoyang District, Beijing, 100020 People’s Republic of China Tel: + 86-10-8520-0616

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)(3)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class B Ordinary Shares, par value US$0.0001 per share	17,500,000(4)	US$3.47	US$60,725,000	US$7,882.12
Total	17,500,000	US$3.47	US$60,725,000	US$7,882.12

(1)	The Class B ordinary shares may be represented by the Registrants’ ADSs, each of which represents two Class B ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class B ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-232665).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2020 Equity Incentive Plan (the “2020 Plan”).

(3)	Any Class B ordinary shares covered by an award granted under the 2020 Plan (or portion of an award) that is forfeited, cancelled or otherwise expires for any reason without having been exercised shall be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares which may be issued under the 2020 Plan.

(4)	The amount of Class B ordinary shares to be registered represents Class B ordinary shares that are reserved for future award grants under the 2020 Plan. The maximum aggregate number of shares which may be issued pursuant to all awards under the Plan is 17,500,000 Class B ordinary shares. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$6.94 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on The Nasdaq Global Market on July 31, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act. Such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by WiMi Hologram Cloud Inc. (the “Registrant”) with the Commission are hereby incorporated by reference:

1)	The Registrant’s annual report for the year ended December 31, 2019, on Form 20-F filed with the Commission on April 29, 2020,

2)	The Registrant’s prospectus dated July 27, 2020 (File No. 333-240097) filed with the Commission on July 28, 2020 pursuant to Rule 424(b)(4) under the Securities Act, and

3)	The description of the Registrant’s Class B ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-39257) filed with the Commission on March 27, 2020, including any amendments or reports filed for the purpose of updating such description.

All other reports and documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s second amended and restated articles of association, adopted by special resolution on July 24, 2020 and effective immediately prior to the completion of the Registrant’s initial public offering of the ADSs representing the Class B ordinary shares, provide that the Registrant may indemnify its directors and officers (each an “Indemnified Person”)  all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements between the Registrant and certain of its directors, the form of which was filed as Exhibit 10.21 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-240097) (the “Form F-1”), the Registrant has agreed to indemnify certain of its directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of being a director of the Registrant.

The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to the registration statement on the Form F-1, also provides for indemnification by the underwriters of the Registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in such registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibit Index is hereby incorporated by reference.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description
4.1	Registrant's Specimen Certificate for Class B ordinary shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-232392))

4.2	Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-232392))

4.3	Form of Deposit Agreement between the Registrant and JP Morgan Chase Bank, N.A., as depositary (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form F-1, as amended (File No. 333-232392))

5.1*	Opinion of Maples and Calder (Hong Kong) LLP as to legality of securities being registered

10.1	2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.22 to the registration statement on Form F-1, as amended (File No. 333-240097))

23.1*	Consent of Friedman LLP

23.2*	Consent of Counsel (contained in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature pages hereof)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on August 5, 2020.

WiMi Hologram Cloud Inc.

By:	/s/ Fanhua Meng
Name:	Fanhua Meng
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Fanhua Meng as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jie Zhao	Chairman of the Board of Directors	August 5, 2020
Jie Zhao

/s/ Fanhua Meng	Chief Executive Officer and Director	August 5, 2020
Fanhua Meng

/s.Yanghua Yang	Chief Financial Officer	August 5, 2020
Yanghua Yang

/s/ Chengwei Yi	Director	August 5, 2020
Chengwei Yi

/s/ Yuanyuan Liu	Independent Director	August 5, 2020
Yuanyuan Liu

/s/ Hongtao Zhao	Independent Director	August 5, 2020
Hongtao Zhao

/s/ Michael W. Harlan	Independent Director	August 5, 2020
Michael W. Harlan

/s/ Shan Cui	Independent Director	August 5, 2020
Shan Cui

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of WiMi Hologram Cloud Inc. has signed this registration statement or amendment thereto on August 5, 2020.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director